STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for
Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

12/20/2022

Work Order Item Number:	W2022122001322-2580741
Filing Number:	20222826161
Filing Type:	Amended Certification of Stock Designation After Issuance of Class/Series
Filing Date/Time:	12/20/2022 8:08:00 AM
Filing Page(s):	3

Indexed Entity Information:

Entity ID: E21802572022-0

Entity Name: Sharps Technology, Inc.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

NATIONAL REGISTERED AGENTS, INC.

701 S CARSON ST STE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of	Business Number E21802572022-0
Barbara K. Cegavske	Filing Number 20222826161
Secretary of State State Of Nevada	Filed On 12/20/2022 8:08:00 AM
	Number of Pages 3

DocuSign Envelope ID: B9B19DE9-23EE-4C56-8040-0856057692A9

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Sharps Technology, Inc. Entity or Nevada Business Identification Number (NVID): NV20222400408
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 12/19/2022 Time: 4:30 PM ET (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attached.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X DocuSigned by: Andrew Crescenzo B203E1D11CC84B7... Signature of Officer Date: 12/19/2022

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

DocuSign Envelope ID: A8A23C98-2911-4E3E-A514-00CD688987F6

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES A PREFERRED STOCK OF SHARPS TECHNOLOGY, INC.

Sharps Technology, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, it has adopted and approved this amended and restated Certificate of Designation, establishing the designation, preferences, limitations and relative rights of its Series A Preferred Stock, by adoption of a resolution which reads as follows, and which shall amend, replace and supersede the Certificate of Designation previously filed by the Corporation with the Secretary of State of Nevada, as follows:

1. **Number of Shares; Stated Value and Dividends**. The Corporation hereby designates one (1) share of the authorized shares of preferred stock as Series A Preferred Stock. The stated value of the Series A Preferred Stock shall be $0.0001 par value. The holder of share of Series A Preferred Stock shall not be entitled to receive dividends.

2. **Liquidation Preference**. Subject to Section 3, in the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, the holder of Series A Preferred Stock may at his sole option elect to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of common stock by reason of their ownership thereof, an amount per share equal to $0.0001 for the outstanding share of Series A Preferred Stock.

3. **Proceeds from Certain Sales**. In the event of any sale of the Company for a period of two years during the two year periods following the closing of the initial public offering of the Company at an effective price per share of more than 500% of the initial public offering price per Common Unit (as defined in the prospectus for the initial public offering), the Series A Preferred Stock will entitle the holder to 10% of the total purchase price for such sale. For purposes of this Section 3, a sale shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation or any transaction in which the Corporation is the surviving entity or (ii) a sale of all or substantially all of the assets of the Corporation unless the Corporation's shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction (by virtue of securities issued as consideration in the transaction) hold at least 50% of the voting power of the surviving or acquiring entity. Whenever a sale provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined and agreed to by the Board of Directors of this Corporation.

4. **Redemption.** The Series A Preferred Stock is not redeemable without the prior written consent of the holder of such Series A Preferred Stock.

5. **Conversion.** The share of Series A Preferred Stock shall not be convertible into Common Stock.

6. **Voting Rights**. The holder of the share of Series A Preferred Stock shall have the following voting rights:

(a) As of each record date for the determination of the Corporation's shareholders entitled to vote on any matter related to the election of directors (a "Record Date"), the share of Series A Preferred Stock shall have voting rights and powers equal to the number of votes that entitle the holder of the share of Series A Preferred Stock to exercise 29.5% of all votes entitled to be cast as of such Record Date by all holders of capital stock of the Corporation so as to ensure that the votes entitled to be cast by the holder of the share of Series A Preferred Stock shall be equal to at least twenty-nine and one-half percent (29.5%) of all votes entitled to be cast.

(b) Without the written consent of the holder of the share of Series A Preferred Stock at a meeting of the shareholders of this Corporation called for such purpose, the Corporation will not amend, alter or repeal any provision of the Articles of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock.

7. Transferability. The Holder of the Share of Series A Preferred shall have the right to transfer the Share at his discretion and the transferee shall have all rights associated with the Share ownership.

8. Status of Redeemed Stock. In the event the share of Series A Preferred Stock shall be redeemed pursuant to Section 4 hereof, or converted pursuant to Section 5 hereof, the share shall be cancelled and returned to the status of authorized but unissued shares of preferred stock.

9. **Taxes.** This Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of the share of Series A Preferred Stock.